Exhibit 99.1

Liberty Tax Service Reports Fiscal 2013 First Quarter Results

Virginia Beach, VA, August 29, 2012 — JTH Holding, Inc. (NASDAQ:TAX)( the “Company”), the parent company of Liberty Tax Service, today reported a net loss for the fiscal first quarter ended July 31, 2012, of $6.2 million, or $0.51 per share, compared to a loss of $5.0 million, or $0.44 per share, in the prior year period.   Revenues grew 39% to $6.8 million for the fiscal first quarter ended July 31, 2012 compared to the prior year period.  The Company’s operating expenses in the quarter included approximately $525,000 of costs associated with being a public company that were not incurred in the prior year quarter.

“We are pleased to announce first quarter financial performance, in-line with our expectations,” noted Mark Baumgartner, CFO.  “Increased losses in our first and second quarter, when compared to prior periods, are expected as our company prepares for another high growth tax season,” explained Baumgartner.

Traditionally the Company spends a significant portion of the first quarter of its fiscal year planning for the upcoming tax season and kicking off the franchise sales season.  During the first quarter the Company held a record number of meetings with franchisees planning for the 2013 tax season.  “The involvement of our franchisees in our tax season planning is one of the key attributes that separates Liberty from the other national players,” noted John Hewitt, Chairman and CEO.  “The marketplace insights provided by our franchisees allow us to continually enhance our system of doing business, which is a key to our success,” noted Hewitt.  The Company plans to host an Investor Day in New York on December 12, 2012, at which time the Company anticipates sharing some of its 2013 plans.

The Company reported that its franchise sales season is off to a good start with leads, conference call attendance and seminar visits all up by more than 27% from fiscal 2012.  During the previous two years, approximately 10% of the Company’s yearly territory sales and new franchisees closed during the first quarter.  “Although the economic climate has reduced the amount of available investment capital for new and existing franchisees, I am very pleased with the interest levels shown during the first quarter by potential new franchisees and the eagerness of our existing franchisees to consider expanding,” said Mr. Hewitt.  The Company plans to provide detailed sales activity in the second and third quarters, when historically, the cumulative closing activity becomes significant.

The Company also announced that its first meeting of stockholders since becoming a public company will be held at 11:00 a.m. on Friday, November 16, 2012 at the Virginia Beach Convention Center.  The Board of Directors of the Company has established the close of business on September 19, 2012 as the record date for stockholders to vote at the meeting.

Conference Call

At 8:30 a.m. Eastern time on August 29, 2012, the Company will host a conference call for analysts, investors and shareholders.  To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S./Canada          866-713-8307

International         617-597-5307

Passcode:              39414021

The call will also be webcast in a listen-only format.  The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com

A replay of the call will be available beginning at approximately 10:30 a.m. eastern on August 29, 2012 and continuing until September 5, 2012, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International).  The participant passcode is 92585839.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated growth and expansion of its business.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About JTH Holding, Inc.

JTH Holding, Inc. is the parent company of Liberty Tax Service. Liberty Tax Service is the fastest-growing retail tax preparation company in the industry’s history. Founded in 1997 by CEO John T. Hewitt, a pioneer in the tax industry, Liberty Tax Service has prepared over 10 million individual income tax returns. With 43 years of tax industry experience, Hewitt stands as the most experienced CEO in the tax preparation business, having also founded Jackson Hewitt Tax Service. Liberty Tax Service is the only tax franchise on the recently released Forbes “Top 20 Franchises for the Buck.”

Contact for JTH Holding, Inc.:

Mark F. Baumgartner

757-493-8855

investorrelations@libtax.com

JTH Holding, Inc.

Condensed Consolidated Balance Sheets

Unaudited, amounts in thousands

	July 31,	April 30,
	2012	2012
Assets

Current assets:
Cash and cash equivalents	$2,228	$19,848
Receivables, net	73,129	76,776
Prepaid expenses and other current assets	8,393	5,655
Total current assets	83,750	102,279

Property, equipment, and software, net	25,462	23,948
Notes receivable, excluding current portion, net	37,544	35,863
Goodwill	1,913	1,913
Other intangible assets, net	25,483	22,158
Other assets, net	2,589	2,580

Total assets	$176,741	$188,741

Liabilities and Stockholders’ Equity

Current liabilities:
Current installments of long-term debt	$3,174	$2,736
Accounts payable and accrued expenses	7,301	14,170
Due to area developers	15,859	21,893
Income taxes payable	—	6,689
Other current liabilities	4,452	4,492
Total current liabilities	30,786	49,980

Long-term debt, excluding current installments	25,756	26,249
Revolving credit facility	11,078	—
Other non-current liabilities	13,839	12,310
Total liabilities	81,459	88,539

Stockholders’ Equity
Class A preferred stock, $0.01 par value per share	—	2,129
Special voting preferred stock, $0.01 par value per share	—	—
Class A common stock, $0.01 par value per share	121	103
Class B common stock, $0.01 par value per share	9	9
Exchangeable shares, $0.01 par value	1	1
Additional paid-in capital	6,708	3,182
Accumulated other comprehensive income, net of taxes	493	676
Retained earnings	87,950	94,102
Total stockholders’ equity	95,282	100,202

Total liabilities and stockholders’ equity	$176,741	$188,741

JTH Holding, Inc.

Condensed Consolidated Income Statement

Unaudited, amounts in thousands, except per share and share data

	Three months ended July 31,
	2012	2011

Revenues:
Franchise fees, net	$2,411	$1,203
Royalties and advertising fees	1,007	1,018
Financial products	302	159
Interest income	2,659	2,021
Tax preparation fees, net of discounts	216	156
Other revenue	191	311
Total revenues	6,786	4,868

Operating expenses:
Employee compensation and benefits	6,666	5,650
General and administrative expenses	5,616	3,844
Advertising expense	2,560	1,790
Depreciation, amortization, and impairment charges	1,891	1,622
Total operating expenses	16,733	12,906

Loss from operations	(9,947)	(8,038)

Other income (expense):
Foreign currency transaction gains	2	2
Interest expense	(292)	(312)
Loss before income taxes	(10,237)	(8,348)
Income tax benefit	(4,085)	(3,369)

Net loss	$(6,152)	$(4,979)

Net loss attributable to common stockholders
Basic and Diluted	$(0.51)	$(0.44)

Weighted-average shares outstanding
Basic and Diluted	12,170,977	11,361,258

JTH Holding, Inc.

Condensed Consolidated Statements of Cash Flows

Unaudited, amounts in thousands

	Three months ended July 31,
	2012	2011

Net cash used in operating activities	$(16,217)	$(11,384)

Cash flows from investing activities:
Issuance of operating loans to franchisees	(9,956)	(7,985)
Payments received on operating loans from franchisees	999	1,134
Purchases of assets from franchisees	(1,329)	(285)
Proceeds from sale of customer lists and other assets	350	87
Purchases of property and equipment	(1,976)	(3,267)
Net cash used in investing activities	(11,912)	(10,316)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,592	21
Repurchase of common stock	(843)	(1,654)
Repayment of long-term debt	(1,561)	(704)
Borrowings under revolving credit facility	11,078	28,597
Repayments under revolving credit facility	—	(4,145)
Payment for debt issue costs	(8)	—
Tax benefit of stock option exercises	269	458
Net cash provided by financing activities	10,527	22,573

Effect of exchange rate changes on cash, net	(18)	(1)
Net increase (decrease) in cash and cash equivalents	(17,620)	872
Cash and cash equivalents at beginning of period	19,848	1,662

Cash and cash equivalents at end of period	$2,228	$2,534

Supplementary cash flow data:
Cash paid for interest, net	$282	$221
Cash paid for taxes, net	6,364	6,968